Exhibit 99.1

Cross Country Healthcare to Present at the Oppenheimer Healthcare Conference

BOCA RATON, November 11, 2013 – Cross Country Healthcare, Inc. (NASDAQ: CCRN) announced today that it is scheduled to present on Tuesday, December 10, 2013 at 9:10 a.m. Eastern Time at the Oppenheimer 24th Annual Healthcare Conference held at the Crowne Plaza Hotel in New York, New York. William J. Grubbs, President and Chief Executive Officer will be presenting at the conference.

An audio webcast and presentation for this conference will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top four providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

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For further information, please contact:
Cross Country Healthcare, Inc.
Emil Hensel, 561-237-2020
Chief Financial Officer
ehensel@crosscountry.com